INVESTMENT MANAGEMENT

Reliable Partner | Reliable Investing®

(d)(5)(i)

August 1, 2023

Voya Funds Trust

7337 E. Doubletree Ranch Road

Suite 100

Scottsdale, AZ 85258-2034

Re: Money Market Fund Expense Limitation Agreement for Voya Government Money Market Fund (the "Fund")

Ladies and Gentlemen:

In accordance with the Money Market Fund Expense Limitation Agreement among Voya Investments, LLC (the "Investment Manager"), Voya Investments Distributor, LLC (the "Distributor"), and Voya Funds Trust (the "Registrant"), dated November 5, 2019 (the "Money Market Fund Expense Limitation Agreement"), the Distributor and the Investment Manager have contractually agreed to waive a portion of their distribution and/or shareholder servicing fees and/or management fees, as applicable, and to reimburse certain expenses to the extent necessary to assist the Registrant in maintaining a yield of not less than zero.

By our execution of this letter agreement, intending to be legally bound hereby, the Distributor and the Investment Manager agree, from August 1, 2023 through August 1, 2024, to waive a portion of their distribution and/or shareholder servicing fees and/or management fees, as applicable, and to reimburse certain expenses to the extent necessary to assist the Registrant in maintaining a yield of not less than zero. Upon your acceptance, the Money Market Fund Expense Limitation Agreement will be modified to give effect to the foregoing by amending the Amended Schedule A of the Money Market Fund Expense Limitation Agreement. The Amended Schedule A is attached hereto.

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August 1, 2023 Page 2

Notwithstanding the foregoing, termination or modification of this letter agreement requires approval by the Board of Trustees of the Registrant.

Please indicate your agreement to this term extension for the aforementioned Fund by signing below where indicated. This letter agreement shall terminate upon termination of the Money Market Fund Expense Limitation Agreement.

Voya Investments, LLC

By: /s/ Todd Modic

Name: Todd Modic

Title: Senior Vice President

Voya Investments Distributor, LLC

By: /s/ Andrew K. Schlueter

Name: Andrew K. Schlueter

Title: Senior Vice President

ACCEPTED AND AGREED TO:

Voya Funds Trust

By: /s/ Kimberly A. Anderson

Name: Kimberly A. Anderson

Title: Senior Vice President, Duly Authorized

AMENDED SCHEDULE A

to the

MONEY MARKET FUND EXPENSE LIMITATION AGREEMENT

VOYA FUNDS TRUST
OPERATING EXPENSE LIMITS

Name of Fund	Expiration of Term of Money Market Fund Expense
Limitation Agreement

Voya Government Money	Term Expires August 1, 2024
Market Fund

Effective Date: August 1, 2023